UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

ASTRO AEROSPACE LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-149000	98-0557091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 W Main Street

Lewisville, TX 75057

 (Address of Principal Executive Offices)

972-221-1199

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment to the Form 8-K filed May 14, 2018 is being filed solely to clarify the effective date of closing and the subsequent date of share transferal and cancellation.  No other changes were made to the document.

Item 1.01 Entry into a Material Definitive Agreement

On February 8, 2021, the registrant entered into a Placement Agent Agreement with Kingswood Capital Markets, a division of Benchmark Investments, Inc. whereby Kingswood shall serve as the exclusive placement agent of the registrant, on a “reasonable best efforts” basis.  The terms of the placement and the securities shall be mutually agreed upon by the registrant and the purchasers.

The registrant shall pay Kingswood a cash fee equal to an aggregate of eight percent of the aggregate gross proceeds raised in the placement.  The cash fee shall be paid at the Closing of the placement.  As additional compensation, at Closing, the registrant shall issue to Kingswood or its designees warrants to purchase that number of the registrant’s common stock equal to five percent of the agreement number of registrant’s common stock sold in the placement.  The exercise period of the warrants shall be four and a half year commencing six months from the effective date of the placement and the exercise price of the warrants shall be equal of 110.0% of the price per common share of the securities sold in the placement.  The warrants shall have registration rights and customary anti-dilution provisions and protection.

Kingswood shall have tail financing rights for six months following the termination of the Placement Agent Agreement.  Additionally, Kingswood shall have right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent for a period of six months after the offering is completed.

Item 2.01 Completion of Acquisition or Disposition of Assets

See above disclosure.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.12    Placement Agent Agreement dated February 8, 2021 between the registrant and Kingswood Capital Markets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Astro Aerospace Ltd.

By:       /s/ Bruce Bent

Bruce Bent

Chief Executive Officer

Dated: February 25, 2021